Duma Completes First Well in Galveston Bay Multi-well Development Program

Results Far Exceed Expectations to Date

Houston, Texas - Oct 16, 2013 - Duma Energy Corp. (OTCBB: DUMA) announced today that it has successfully started production from the first project in its 18-well development program in Galveston Bay, Texas. The Trinity Bay State Unit #37 is currently flowing an average of 89 barrels of oil per day (bopd). At current oil prices and production rate, this will realize Duma more than $2 million in additional annual revenue.

The program entails laying modern flow lines to re-establish production from three wells in the northern portion of Trinity Bay Field, one of four oil fields that Duma operates in its 18,000-acre Galveston Bay portfolio. It is anticipated that additional wells will be brought into production in the next 60 days, significantly increasing company cash flow.

The Company's development plan is focused on wells with low mechanical and geological risk enabling rapid project payout. Upon completion of the current 18 development projects, it is projected that an additional 1,000 - 1,200 gross boepd will be brought online. This will more than triple the Company's current Galveston Bay production, providing capital for new exploratory wells in the Bay as well as funding its international exploration efforts.

Jeremy G. Driver, Duma's Chief Executive Officer stated, "We are extremely pleased with the recent results in Galveston Bay.  At current production rates, the first Trinity Bay project will pay out in only 24 days, allowing us to quicken the pace of additional projects. Our plans are to pursue this strategy as we continue to explore for billion-barrel potential in our 5.3 million acre concession in Namibia and elsewhere."

About Duma Energy

Duma Energy Corp. (OTCQB:DUMA) is an aggressive growth company actively producing oil and gas in the continental United States, both on and offshore. The Company also holds a 39% interest in a 5.3-million acre concession in Namibia, Africa. Duma is focused on increasing revenue, cash flow, and reserves while pursuing acquisition and participation in international exploration projects with the potential to provide exponential returns for its shareholders. For further information: www.duma.com.

Duma Investor Relations
Investor Awareness, Inc.
Tony Schor, 847-945-2222
www.InvestorAwareness.com

Forward-looking Statements

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